Exhibit 10.1

April 1, 2002

Mr. Brian Connolly

55 Hollett Street

Scituate, MA 02066

Re:  Separation Agreement and Release

Dear Brian:

This letter will confirm our mutual understanding with respect to the arrangements we have made in connection with your resignation as an officer of Lightbridge, Inc. (the “Company”) and the termination of your employment.

1.             Resignation as Officer.

You hereby agree to resign as an officer of the Company effective May 10, 2002.  Notwithstanding your resignation as an officer, your status as an employee will not terminate until your “Termination Date” as described in paragraph 3 below.

2.             Transition Period.

You will continue to perform your current duties and such other transition duties as may be mutually agreed to between you and the CEO until the earlier of May 10, 2002 or immediately upon written notice from the Company that your services as Senior Vice President of Sales are no longer required (the “Transition Date”).  Your current salary and benefits will continue in effect, subject to required deductions and employee contributions, until the Transition Date. This Agreement shall not constitute a contract of employment.

3.             Salary Continuation.

Your base salary (less required deductions) and all benefits other than disability (less usual employee contributions) will continue to be paid on the normal payroll cycle from the Transition Date through the earlier of December 31, 2002, or the date on which you commence new employment (the “Termination Date”).  You will promptly notify the Company if you commence new employment at any time prior to December 31, 2002. You do not need to report to work after the Transition Date.

4.             Bonus.

At the Termination Date, you will be paid $32,640 as the final installment of your bonus pursuant to the 2000 Officer Bonus Plan.  You will not be paid any other bonuses or commissions.

5.             Accrued Paid Vacation and Time Off.

All accrued but unused vacation time earned through the Termination Date will be paid on that date.

6.             Car Allowance.

Your car allowance will end on May 10, 2002.

7.             Voicemail, Computer, and Return of Company Property.

Use of voicemail will be provided through the Termination Date, and network access will be provided through the Transition Date.  All other property and materials of the Company will be returned by you to the Company promptly after the Transition Date.  You will have the option to purchase your computer at fair market value prior to the Transition Date.

8.             COBRA Group Insurance Coverage.

As of the Termination Date, you and your family members will be eligible to continue your group health insurance coverage in accordance with the federal COBRA law.  Information about your rights under this law and forms for electing continuation coverage will be provided to you by a separate letter on or about the Termination Date.  If you or any of your family members elect to continue this coverage, you will be responsible for all of the premium payments.

9.             Outplacement Assistance.

To assist you in regard to outplacement, the Company will pay up to $10,000.00 for outplacement services which are provided to you by an agency prior to the earlier of December 31, 2002, or the date you commence new employment.  Appropriate invoices for services should be submitted promptly to the Company.

10.           Confidential Information.

You understand and agree that the Company’s confidential information belongs exclusively to the Company, and that the confidential information of the Company’s customers or of other organizations with which the Company does business remains their exclusive property.  You agree that you will not use or disclose any such confidential information, whether for your benefit or for the benefit of another, and that you will hold and treat such information as confidential information, unless you have specific prior written authorization from the Company to disclose it.  Attached hereto and incorporated herein is a confidentiality and non-competition agreement that was signed by you on April 30, 1998 and which remains in effect according to its terms.

11.           Non-Disparagement.

You agree that you will not make any disparaging statements about the Company or any of its subsidiaries, affiliates, officers, directors or employees, or its business or prospects. The Company agrees that it will not make any disparaging statements about you.

12.           Release and Waiver.

This letter and the attached agreement referenced in paragraph 10 contain the entire agreement between you and the Company (and supersede any prior communications, written or oral) with respect to your employment by the Company and the termination of such employment, and with respect to all matters pertaining thereto.  This letter shall be in complete and final settlement of any and all causes of action or claims that you have had, now have or may now have, in any way related to or arising out of or in connection with such employment and/or its termination or pursuant to any federal, state or local employment laws, regulations, executive orders or other requirements, including without limitation Massachusetts General Laws c. 151B (“Unlawful Discrimination”), Title VII of the Civil Rights Act of 1964, and the Age Discrimination in Employment Act of 1967.  In consideration of the pay and benefits that you will receive under this letter agreement, you hereby release, waive and discharge any and all such causes of action or claims (including without limitation claims for attorney’s fees and costs) against the Company, its parent, subsidiary and affiliated organizations, and their respective past, present and future directors, officers, agents, employees, successors and assigns, and you hereby agree that, to the extent permitted by law, neither you nor any of your heirs or personal representatives will ever assert in any forum any such cause of action or claim.

13.           For a period of seven (7) days following your execution of this letter agreement, you may revoke your agreement, and this letter agreement shall not become effective or enforceable until this seven (7) day revocation period has expired.  No payments provided for by this letter agreement will be made until after this seven-day period has expired without your revoking your agreement.  You understand and acknowledge that the terms of your employment and the Company’s usual severance policies or practices would have provided you less severance pay and benefits than those provided to you under this agreement.

14.           All payments to be made to you in accordance with the terms of this letter agreement, and the performance by the Company of its other obligations hereunder, shall be conditioned on your compliance with your obligations hereunder.

15.           The parties intend this letter agreement to be governed by the laws of The Commonwealth of Massachusetts.

In signing this letter agreement, you acknowledge that you understand its provisions, that your agreement is knowing and voluntary, that you have been afforded a full and reasonable opportunity of at least 21 days to consider its terms and to consult with or seek advice from an attorney or any other person of your choosing, and that you have been advised by the Company to consult with an attorney prior to executing this letter agreement.

If you agree to the foregoing, would you kindly sign and return the enclosed copy of this letter, whereupon this letter and such copy will constitute a binding agreement between you and the Company on the basis set forth above.

Very truly yours,

/s/ Pamela D. A. Reeve

Pamela D. A. Reeve

/s/ Brian Connolly
Brian Connolly

April 1, 2001
Date